Filed Pursuant to Rule 424(b)(5)

Registration No. 333-254033

PROSPECTUS

Babcock & Wilcox Enterprises, Inc.

$35,000,000

8.125% Senior Notes due 2026

This prospectus relates to the resale, from time to time, by the selling securityholders identified in this prospectus under “Selling Securityholders,” of up to $35,000,000 aggregate principal amount of our 8.125% senior notes due 2026 (the “Notes”) issued and sold by us. We are not selling any Notes under this prospectus and will not receive any proceeds from the sale of Notes by the selling securityholders. The selling securityholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the offer and sale of the Notes hereunder.

The selling securityholders may sell the Notes offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the heading “Plan of Distribution.” The Notes may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

The Notes are listed under the New York Stock Exchange under the symbol “BWSN”. On March 29, 2021, the closing price of the Notes was $25.75 per Note.

Investing in any of our Notes involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2021.

Table of Contents

About This Prospectus

This prospectus relates to the resale by the selling securityholders identified in this prospectus under the heading “Selling Securityholders,” from time to time, of up to $35,000,000 aggregate principal amount of Notes. We are not selling any of our Notes under this prospectus and we will not receive any proceeds from the sale of Notes offered hereby by the selling securityholders.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. It omits some of the information contained in the registration statement, and reference is made to the full registration statement for further information about us and the securities being offered by the selling securityholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. You should review the complete document to evaluate these statements. You should read both this prospectus and any prospectus supplement together with the additional information referenced under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We and the selling securityholders have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We and the selling securityholders are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “B&W,” the “Company,” “us,” “our,” or “we” or similar references, mean Babcock & Wilcox Enterprises, Inc.

Where You Can Find More Information

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we file periodic reports, proxy statements and other information with the SEC. These filings are available on the SEC’s website at http://www.sec.gov. You may read and copy any periodic reports, proxy statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. You may also inspect our periodic reports, proxy statements and other information at our website, http://www.babcock.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 8, 2021, as amended by Amendment No. 1 to our Annual Report on Form 10-K, as filed with the SEC on March 29, 2021 (including those portions of our Definitive Proxy Statement on Schedule 14A, as filed with the SEC, specifically incorporated by reference in our Annual Report on Form 10-K or amendments thereto);

•	Our Current Reports on Form 8-K filed with the SEC on February 9, 2021, February 12, 2021, March 9, 2021 and March 24, 2021; and

•	the description of our capital stock contained in our Information Statement, filed as Exhibit 99.1 to Amendment No. 4 to our Registration Statement on Form 10 (File No. 001-36876), filed on June 9, 2015, including any amendment or report filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Babcock & Wilcox Enterprises, Inc.
Attention: Corporate Secretary
1200 East Market Street
Akron, OH 44305
(330) 753-4511

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Prospectus Summary

The following summary does not contain all of the information that you should consider before making your investment decision. You should read carefully the entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.

Our Business

B&W is a growing, globally-focused renewable, environmental and thermal technologies provider with decades of experience providing diversified energy and emissions control solutions to a broad range of industrial, electrical utility, municipal and other customers. B&W’s innovative products and services are organized into three market-facing segments:

•	Babcock & Wilcox Renewable: Cost-effective technologies for efficient and environmentally sustainable power and heat generation, including waste-to-energy, biomass energy and black liquor systems for the pulp and paper industry. B&W’s leading technologies support a circular economy, diverting waste from landfills to use for power generation and replacing fossil fuels, while recovering metals and reducing emissions.

•	Babcock & Wilcox Environmental: A full suite of best-in-class emissions control and environmental technology solutions for utility, waste to energy, biomass, carbon black and industrial steam generation applications around the world. B&W’s broad experience includes systems for cooling, ash handling, particulate control, nitrogen oxides and sulfur dioxides removal, chemical looping for carbon control, and mercury control.

•	Babcock & Wilcox Thermal: Steam generation equipment, aftermarket parts, construction, maintenance and field services for plants in the power generation, oil and gas, and industrial sectors. B&W has an extensive global base of installed equipment for utilities and general industrial applications including refining, petrochemical, food processing, metals and others.

Our business depends significantly on the capital, operations and maintenance expenditures of global electric power generating companies, including renewable and thermal powered heat generation industries and industrial facilities with environmental compliance policies requirements. Several factors may influence these expenditures, including:

•	climate. change initiatives promoting environmental policies which include renewable energy options utilizing waste-to-energy or biomass to meet legislative requirements and clean energy portfolio standards in the United States, European, Middle East and Asian markets;

•	requirements for environmental improvements in various global markets;

•	expectation of future requirements to further limit or reduce greenhouse gas and other emissions in the United States, Europe, and other international climate change sensitive countries;

•	prices for electricity, along with the cost of production and distribution including the cost of fuel within the United States, Europe, Middle East and Asian based countries;

•	demand for electricity and other end products of steam-generating facilities;

•	level of capacity utilization at operating power plants and other industrial uses of steam production;

•	requirements for maintenance and upkeep at operating power plants to combat the accumulated effects of usage;

•	overall strength of the industrial industry; and

•	ability of electric power generating companies and other steam users to raise capital.

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Customer demand is heavily affected by the variations in our customers' business cycles and by the overall economies and energy, environmental and noise abatement needs of the countries in which they operate.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1200 East Market Street, Akron, Ohio 44305. Our telephone number is (330) 753-4511. Our website is http://www.babcock.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

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Risk Factors

An investment in our securities involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

Disclosure Regarding Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You should not place undue reliance on these statements. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 on us and the capital markets and global economic climate generally; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to comply with the requirements of, and to service the indebtedness under, our A&R Credit Agreement; our anticipated use of proceeds from our recent offerings of our common stock and 8.125% senior notes due 2026; the highly competitive nature of our businesses and our ability to win work, including identified project opportunities in our pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our B&W Renewable and B&W Environmental segments, including the ability to complete our B&W Renewable's European EPC projects and B&W Environmental's U.S. loss projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute contracts within our B&W Environmental and B&W Renewable segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; our ability to successfully compete with current and future competitors; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business. These factors include the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.

The risks described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and elsewhere are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

Use of Proceeds

All of the Notes offered and sold under this prospectus are being offered and sold for the account of the selling securityholders. We will not receive any of the proceeds from the sale of these Notes. We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our Notes covered by this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to the sale of the Notes.

Description of the Notes

The Notes were issued under an Indenture dated as of February 12, 2021, as supplemented by the First Supplemental Indenture dated as of February 12, 2021, which we refer to collectively as the “indenture,” between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The description of the specific terms of the Notes and the indenture set forth in “Description of the Notes” in our prospectus supplement filed with the SEC on February 12, 2021 (file no. 333-236254) is incorporated herein by reference.

Selling Securityholders

This prospectus covers a $35,000,000 aggregate principal amount of our Notes that may be sold or otherwise disposed of by the selling securityholders.

The following table sets forth certain information with respect to each selling securityholder, including (i) the aggregate principal amount of Notes beneficially owned by such selling securityholder prior to this offering, (ii) the aggregate principal amount of Notes being offered by such selling securityholder pursuant to this prospectus, and (iii) such selling securityholder’s beneficial ownership after completion of this offering, assuming that all of the Notes covered hereby (but none of the other Notes, if any, held by the selling securityholders) are sold to third parties.

The table is based on information supplied to us by the selling securityholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose.

The percentage of beneficial ownership after this offering is based on $155,000,000 aggregate principal amount of Notes outstanding as of March 26, 2021. Except where otherwise indicated below, we believe, based on information furnished to us by such owners, that the beneficial owners of the Notes listed below have sole investment and voting power with respect to such Notes.

The registration of the offer and sale of these Notes does not mean that the selling securityholders will sell or otherwise dispose of all or any of these Notes. The selling securityholders may sell or otherwise dispose of all, a portion or none of such Notes from time to time. We do not know the aggregate principal amount of Notes, if any, that will be offered for sale or other disposition by any of the selling securityholders under this prospectus. Furthermore, the selling securityholders may have sold, transferred or disposed of the Notes covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

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Except as otherwise disclosed below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us.

Information about the selling securityholders may change over time. Any changed information will be set forth in an amendment to the registration statement (of which this prospectus forms a part) or a supplement to this prospectus, to the extent required by law.

The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial Ownership(1)
	Notes		Aggregate
	Beneficially		Principal	Notes
	Owned Prior to the		Amount of	Beneficially Owned
	Offering		Notes	After the Offering(3)
Name of Beneficial Owner	Aggregate Principal Amount	Percent	Registered Hereunder for Sale	Number	Percent
B. Riley Financial, Inc.	$35,000,000	22.6%	$35,000,000	—	—

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling securityholders the right to acquire common shares within 60 days.

(2)	Unless otherwise indicated, this table is based on information supplied to us by the selling securityholders and our records.

(3)	Assumes all Notes are resold to third parties and that, with respect to the selling securityholders, all Notes included in this prospectus are sold by such selling securityholders.

Selling Securityholder Relationships with the Company

B. Riley Financial Inc., together with its affiliates (collectively, “B. Riley”), has significant influence over us as a significant shareholder and lender and may have conflicts of interest that arise out of current or future contractual relationships it or its affiliates may have with us.

As of March 26, 2021, B. Riley controls approximately 33.2% of the voting power represented by our common stock, par value $0.01 per share, and has the right to nominate three members of our board of directors pursuant to the investor rights agreement we entered into with them on April 30, 2019. The investor rights agreement also provides pre-emptive rights to B. Riley with respect to certain future issuances of our equity securities. The services of our Chief Executive Officer are provided to us by B. Riley pursuant to a consulting agreement, and B. Riley currently holds all of our outstanding last out term loans issued under the A&R Credit Agreement.

In addition, as described in our Annual Report on Form 10-K for the year ended December 31, 2020, B. Riley is a significant lender under the A&R Credit Agreement Credit Agreement and may participate in future lending arrangements with us.

As a result of these arrangements, B. Riley has significant influence over our management and policies and over all matters requiring shareholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. Further, if B. Riley and other significant shareholders of the Company were to act together on any matter presented for shareholder approval, they may have the ability to control the outcome of that matter. B. Riley can take actions that have the effect of delaying or preventing a change of control of us or discouraging others from making tender offers for our shares, which could prevent shareholders from receiving a premium for their shares. These actions may be taken even if other shareholders oppose them.

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Plan of Distribution

Each selling securityholder of the Notes and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Notes covered hereby on the New York Stock Exchange or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling Notes:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell Notes under Rule 144 under the Securities Act of 1933, if available, or any other exemption from registration under the Securities Act of 1933, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated.

In connection with the sale of the Notes or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Notes in the course of hedging the positions they assume. The selling securityholders may also sell shares short and deliver these Notes to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Notes offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealer participating in the distribution of the Shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Any profits realized by the selling securityholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc. To the extent the selling securityholders or any such broker-dealers may be deemed to be an underwriter, the selling securityholders and such broker-dealers will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Notes.

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Legal Matters

O’Melveny & Myers LLP will pass upon the validity of the securities being offered hereby.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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Prospectus

Babcock & Wilcox Enterprises, Inc.

$35,000,000

8.215% Senior Notes due 2026